EXHIBIT 4.8

CLEARONE, INC.
EQUITY INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE DECEMBER 12, 2014

1.	Purpose

The purpose of the ClearOne, Inc. Equity Incentive Plan (the “Plan”) is to advance the interests of ClearOne, Inc. (the “Company,” formerly known as ClearOne Communications, Inc.) by stimulating the efforts of employees, officers, nonemployee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Administrator. The Company previously adopted the ClearOne Communications, Inc. 2007 Equity Incentive Plan, effective as of November 20, 2007. The Plan is hereby amended and restated effective December 12, 2014 and is renamed the “ClearOne, Inc. Equity Incentive Plan.”

2.	Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Administrator” means the Administrator of the Plan in accordance with Section 20.

(b)“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c)“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator. The Award Agreement may be executed electronically.

(d)“Board” means the board of directors of the Company.

(e)“Cause” means the (i) commission of an act of fraud or theft against the Company; conviction (including a guilty plea or plea of nolo contendere) for any felony; (ii) conviction (including a guilty plea or plea of nolo contendere) for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company; (iii) significant violation of any material Company policy; (iv) willful or repeated nonperformance or substandard performance of material duties which is not cured within thirty (30) days after written notice thereof to the Participant; or (v) violation of any material state or federal laws, rules or regulations in connection with or during performance of the Participant’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Participant.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(g)“Company” means ClearOne, Inc., a Utah corporation.

(h)“Incentive Bonus” means a bonus opportunity awarded under Section 9(a) pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(i)“Incentive Stock Option” means a stock option that is intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

(j)“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(k)“Nonqualified Stock Option” means a stock option that is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan that entitles the Participant to purchase a certain number of Shares at an exercise price established by the Administrator.

(m)“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(n)“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 14.

(o)“Plan” means the ClearOne, Inc. Equity Incentive Plan as set forth herein and as amended from time to time.

(p)“Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(q)“Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(r)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(s)“Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Nonemployee Directors shall mean retirement from active employment with the Company and its Subsidiaries (i) at or after age 55 and with the approval of the Administrator or (ii) at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(t)“Share” means a share of the Company’s common stock, par value $.001, subject to adjustment as provided in Section 13.

(u)“Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(v)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w)“Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “termination of employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “termination of employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(x)“Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3.Eligibility

Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan originally became effective on November 20, 2007, the date on which the Plan was approved by the Company’s shareholders and adopted by the Board of Directors. The Plan, as amended and restated herein is effective [insert date of shareholder approval] (the “Effective Date”), the date on which the Plan was approved by the Company’s shareholders and adopted by the Board of Directors. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the effective date of the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s shareholders or by written consent in accordance with the laws of the State of Utah. However, if the Company’s shareholders do not approve the Plan as amended and restated, the Plan as in effect prior to this amendment and restatement shall stay in effect and any Awards granted under this Plan, as amended and restated, shall continue only if they could have been granted under the Plan as in effect before such amendment and restatement. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a)Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards under this Plan shall not exceed 2,000,000; provided that any Shares granted after the Effective Date under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted under Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award under this Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) shares used to pay the exercise price of an Option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, (iv) shares repurchased on the open market with the proceeds of an Option exercise, or (v) shares that are not issued because the Award was settled in cash. Shares subject to Awards that have been canceled, expired, forfeited, terminated or otherwise not issued under an Award shall not count as shares issued under this Plan.

(c)Maximum Awards. No Participant may receive an Award in any calendar year during the term of the Plan in excess of the following limits: (i) in the case of Options and Stock Appreciation Rights, Awards covering a maximum of 250,000 Shares, (ii) in the case of an Award other than an Option or Stock Appreciation Right, 250,000 Shares (determined before the application of the two-to-one multiplier described in paragraph (a)), and (iii) in the case of a Performance Award that provides for a target number of Shares and also provides that a larger number of Shares (not exceeding twice the target) may be granted if the performance criteria are exceeded, the limits set forth in clauses (i) and (ii) shall be based on the target award, provided that for purposes of Section 5(a), the number of Shares available for issuance shall be reduced by the number of Shares actually issued. The preceding limits shall be subject to adjustment as provided in Section 13. The maximum number of Shares with respect to which Incentive Stock Options may be granted shall be 1,300,000, which shall be adjusted pursuant to Section 13 only the extent permitted by Section 422 of the Code.

6.Options

(a)Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a shareholder with respect to any Shares subject to Option hereunder until said Shares have been issued, except that the Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of grant. However, the exercise price per Share with respect to an Option that is granted in connection with a corporate transaction (as defined in Section 409A of the Code) as a substitute or replacement award may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. In such circumstance, the terms of such substitute or replacement award must otherwise satisfy the requirements of Section 409A of the Code with respect to discounted stock options that are otherwise exempt from Section 409A of the Code. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c)No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of an Option may not be reduced without shareholder approval (including canceling previously awarded Options in exchange for cash, another Option with a lower exercise price or the grant of another type of Award).

(d)Provisions Applicable to Options. The date or dates on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Options shall be subject to such terms and conditions as shall be determined by the Administrator. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1)Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death to the extent that the Options are exercisable as of that date. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period. To the extent that any Option is not exercisable as of the date of death, such portion of the Option shall remain unexercisable and shall terminate as of such date.

If a Participant should die within thirty (30) days after his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2)Total and Permanent Disablement. Upon termination of employment as a result of the Total and Permanent Disablement of any Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination to the extent that the Options are exercisable as of that date. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. To the extent that any Option is not exercisable as of the date of termination, such portion of the Option shall remain unexercisable and shall terminate as of such date.

(3)Retirement. Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of Retirement. The number of Shares with respect to which the Options shall be exercisable shall equal the total number of Shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. To the extent that any Option is not exercisable as of his or her Retirement, such portion of the Option shall remain unexercisable and shall terminate as of such date.

(4)Cause. Upon the date of a termination of a Participant’s employment for Cause, any Option that is unexercised prior to the date of termination shall terminate as of such date.

(5)Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1), (e)(2), (e)(3) and (e)(4) or as described in Section 18, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f)Incentive Stock Options. Notwithstanding anything to the contrary in this Section, in the case of the grant of an Option intending to to be treated as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each Participant. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of Stock Appreciation Rights may not be reduced without shareholder approval (including canceling previously awarded Stock Appreciation Rights andin exchange for cash, another Stock Appreciation Right with a lower exercise price or the grant of another type of Award).

8.	Restricted Stock and Restricted Stock Units

(a)Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.
(b)

(c)Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(d)Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than six months, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, Retirement or in connection with a change of control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(e)Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f)Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g)Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.Other Awards.

(a)Incentive Bonuses. The Administrator may in its discretion grant to any Participant the right to receive an Incentive Bonus, which shall be an amount payable in cash to the Participant based on the achievement of performance criteria as determined by the Administrator, and payable at such times, in such amounts, and subject to such conditions as the Administrator may in its sole discretion determine.

(b)Dividend Equivalents. If the Administrator so chooses, it may grant dividend equivalents, which shall consist of a grant to a Participant made in connection with any Award otherwise granted under the Plan, of a cash payment equal to all or a portion of the dividends that the Participant would have received had the Participant owned the number of Shares subject to the Award on the record date for dividends paid by the Company. Dividend equivalents may be granted either at the same time the underlying Award is granted, or at any time while the Award is outstanding, and shall be subject to such terms and conditions as the Administrator determines appropriate that must be satisfied before the transfer of Shares including, without limitation, continued employment through specified dates or the achievement of performance goals established by the Administrator; provided, however, that if the underlying Award is conditioned upon the achievement of performance goals, receipt of the dividend equivalent payments shall be conditioned at least upon achievement of a performance goal (which need not be the same goal), plus any additional conditions that the Administrator deems appropriate. Dividend equivalent payments shall be paid at the times specified in the Award Agreement, which may be the record date for payment of the dividend, the date on which the underlying Award either vests or is settled, or such other time or times as the Administrator determines provided that the time of payment satisfies the requirements of Section 409A of the Code and the regulations thereunder. Notwithstanding the foregoing, payment of dividend equivalents granted with respect to an Option or Stock Appreciation Right shall in no event be conditioned upon the Participant’s exercise of the underlying Option or Stock Appreciation Right.

10.Fair Market Value.

The fair market value of a Share at any time shall be determined on the basis of the trading price of the stock in such manner as the Administrator may deem equitable or as required by applicable law or regulation which shall include regulations regarding the determination of fair market value promulgated under Section 409A of the Code.

11.	Deferral of Gains

Subject to Section 15(i), the Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus.

12.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.	Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 424 of the Code may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders. The terms of any outstanding Award may also be adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change in control or of such other change described in this paragraph, the Administrator may accelerate the time or times at which any Award shall be vested and the extent to which Performance Awards are deemed to have been earned, and may provide for cancellation of any Awards in return for a payment equal to the value of the Shares covered by the Award; provided, that in the case of an Option or Stock Appreciation Right, the payment shall be equal to the excess, if any, of the value of the Shares over the exercise price of the Option or Stock Appreciation Right, and if the value of the Shares does not exceed the exercise price, such Awards may be cancelled without payment of additional consideration.
No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

14.	Qualifying Performance-Based Compensation

(a)General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares or units to be granted, retained, vested, issued or issuable pursuant to an Award, or the amount to be paid with respect to an Incentive Bonus, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. A Performance Award may be identified as “Performance Share”, “Performance Equity”, “Performance Unit” or other such term as chosen by the Administrator. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, unless otherwise specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b)Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a preestablished target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earning or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) NSR and/or Total backlog, or (xxi) days sales outstanding. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15.Compliance with Section 409A

(a)It is the Company’s intent that any Award granted under this Plan be structured to be exempt from Section 409A of the Code, including all Treasury Regulations and other guidance issuance pursuant thereto or to comply with the requirements of deferred compensation subject to Section 409A. To the extent any Award under this Plan constitutes deferred compensation as defined in Section 409A (a “409A award”), the rules of this Section shall apply to the extent required by Section 409A of the Code, notwithstanding any provision of the Plan or any Award Agreement to the contrary. For purposes of this Section, an Award shall constitute a 409A award only if and to the extent either

(1)it is an Award (other than an Option, Stock Appreciation Right, or Restricted Stock) that is not subject to a substantial risk of forfeiture as defined in Section 409A of the Code, and the settlement of such Award by the taxable payment of cash, stock or other property to the Participant either actually occurs after the later of March 15 of the calendar year following the year in which the Award ceases to be subject to a substantial risk of forfeiture (the “409A required payment date”), or the terms of the Plan or the Award Agreement provide for settlement after such date, or upon or after the occurrence of any event, that will or may occur later than the 409A required payment date; or

(2)the Administrator determines in good faith that the Award is a 409A award.

(b)If any amount becomes payable under any 409A award by reason of a Participant’s Termination of Employment, and such Participant incurs a Termination of Employment as defined by the Plan or the Award Agreement that is not a “separation from service,” as defined by Section 409A of the Code, then the Participant’s right to such payment shall be vested on the date of the Termination of Employment to the extent provided by the Plan or Award Agreement, but payment shall be deferred until the earliest of (i) the date the Participant incurs a separation from service (or six months thereafter to the extent required by Section 15(d)), (ii) the date that a “change in control event” with respect to the Participant occurs as defined in Section 409A of the Code, (iii) the Participant’s death, and (iv) if the terms of the Award Agreement provide for payment upon a specific vesting date, such vesting date. In such case, the Plan and the Award shall be construed as if “Termination of Employment” meant “separation from service.” The Administrator shall not exercise its discretion under the Plan in a manner inconsistent with the foregoing provisions.

(c)If any amount becomes payable under any 409A award by reason of a change in control, and a change in control occurs as defined in any Award Agreement that is not a “change in control event” with respect to such Participant, as defined by Section 409A of the Code, then the Participant’s right to such payment shall be vested on the date of the change in control to the extent provided in the Award Agreement, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the Participant, (ii) the date on which the Participant incurs a separation from service (or six months thereafter to the extent required by Section 15(d)), (iii) the Participant’s death, and (iv) if the terms of the Award Agreement provides for payment upon a specific vesting date, such vesting date.

(d)No amount that becomes payable under any 409A award by reason of a Participant’s separation from service will be made to a Participant who is a “specified employee” (as defined by Section 409A of the Code) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

(e)To the extent that payment of any amount is required to be deferred to a specific date (the “409A deferral date”) by reason of Section 409A of the Code, all amounts that would otherwise have been paid prior to the 409A deferral date shall be paid in a single lump sum on the first business day following the 409A deferral date, and the Administrator may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a Participant to the extent necessary to alleviate a “severe financial hardship” resulting from an “unforeseeable emergency”, as defined in Section 409A of the Code.

(f)For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Plan with respect to a 409A award shall be considered a “separate payment” for purposes of Section 409A of the Code.

(g)Any payment with respect to a 409A award that becomes payable upon a specified vesting date, as defined in the Plan or Award Agreement, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs (or, if later, the fifteenth day of the third month after the month that includes the vesting date).

(h)No Participant shall have any right to defer the amount received upon exercise of an Option or Stock Appreciation Right. To the extent a Participant is entitled to elect to defer the amount received upon settlement of any other Award to a non-qualified deferred compensation plan maintained by the Company, such deferral shall be elected and administered in accordance with Section 409A of the Code, and the right to defer shall be disregarded for purposes of applying the short-term deferral rules to payments made under Awards granted hereunder, as provided under in Treasury Regulation Section 1.409A-1(b)(4).

(i)The Administrator shall use commercially reasonable efforts to administer this Plan and each Award in a manner that is consistent with Section 409A of the Code. Notwithstanding the foregoing, if any Award granted under this Plan would fail to meet the requirements of Section 409A of the Code with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Section 409A of the Code. Neither the Company nor the Administrator shall have any liability for any tax imposed on a Participant by Section 409A of the Code, and if any tax is imposed on the Participant, the Participant shall have no recourse against the Company or the Administrator for payment of any such tax.

16.Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award other than an Incentive Stock Option to any “family member” of the Grantee (as such term is defined in Section 1 (a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

17.	Suspension or Termination of Awards

(a)Acts of Misconduct. Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an Act of Misconduct, then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then vested Shares previously issued under the Plan (or any gain realized upon the Participant’s sale of Shares issued under an Award). In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 20 of the Plan.
For purposes of this Section, an Act of Misconduct, includes any of the following: act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship.

(b)Recoupment. In the event the Company is required to issue an accounting restatement due to the material noncompliance (as determined by the Company) of the Company with any financial reporting requirement under the U.S. federal securities laws, the Company will seek to recover any award from a Participant who is an officer subject to Section 16 of the Securities Exchange Act of 1934, as amended, who received an Award from the Company or its Subsidiaries during the three-year period preceding the date on which the Company is required to prepare a restatement. For purposes of this Section, the amount to be recovered shall be all or any portion of an Award granted under the Plan that the Administrator determines, in its sole discretion, either (i) was granted, vested and/or settled based on the financial results that were subsequently restated in any material respect due to conduct by the Participant that the independent directors of the Board or a committee of such board determine, in their sole discretion, was knowing, intentionally fraudulent or illegal, (ii) the value of such Award was affected by the financial results that were subsequently restated in any material respect as provided in clause (i), or a forfeiture or recoupment is otherwise required by any provision of applicable law or exchange listing requirements. The foregoing shall be subject to any other recoupment policy adopted by the Company and the Administrator shall have exercise its discretion in determing the amount of and method for recoupment.

18.Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

19.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

20.	Administration of the Plan

(a)Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, a properly constituted Compensation Committee or the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation and Organization Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 14; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c)Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

21.Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 14, no such amendment shall, without the approval of the shareholders of the Company:

(a)increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)reduce the price at which Options may be granted below the price provided for in Section 6(b);

(c)reduce the exercise price of outstanding Options;

(d)extend the term of this Plan;

(e)change the class of persons eligible to be Participants;

(f)otherwise amend the Plan in any manner requiring shareholder approval by law or under the Nasdaq listing requirements; or

(g)increase the individual maximum limits in Section 5(c).
(h)

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

22.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction or the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

23.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations to the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

24.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Utah and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

25.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 22, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

26.	Market Standoff

To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no holder of any Shares received as part of an Award will sell or otherwise transfer any such Shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the Securities Act of 1933, during the one hundred eighty (180) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering, which period may be reduced in the sole discretion of the Company.

27.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.